Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Provena Foods, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-23852) on Form S-8 of Provena Foods Inc. of our report dated March 29, 2005, except as to Note 1 (b), which is as of April 13, 2005, which report appears in the December 31, 2004 Annual Report on Form 10-K of Provena Foods Inc.

/s/ CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, California

April 15, 2005